EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement (File No. 333-233393) on Form S-8 of RedHawk Holdings Corp. (the “Company”) of our report dated November 18, 2020, relating to the consolidated financial statements of the Company (which includes an explanatory paragraph related to the uncertainty of the Company’s ability to continue as a going concern), included in this Annual Report on Form 10-K for the year ended June 30, 2020.

/s/ Postlethwaite & Netterville, APAC

Lafayette, Louisiana

November 18, 2020